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                                                                 EXHIBIT (p)(10)

                       UNIVERSAL CAPITAL INVESTMENT TRUST
                           OPTIMUM INVESTMENT ADVISORS

                                 CODE OF ETHICS

STATEMENT OF GENERAL POLICY

         Optimum Investment Advisors (the "Adviser") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Adviser by investors in the Universal Capital Investment Trust is something that is highly valued and must be protected. As a result, any activity which creates even the suspicion of misuse of material non-public information by the Adviser or any of its Employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to the Fund, or which creates any actual or potential conflict of interest between the Fund and the Adviser or any of its Employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, the Adviser believes that individual investment activities by its officers and Employees should not be unduly prohibited or discouraged.

         Rule 17j-1 under the Investment Company Act of 1940 requires that the Fund, the Adviser and the Distributor adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by paragraph
(a) of such Rule. Accordingly, this Code of Ethics has been adopted for the Fund and the Adviser to ensure that those who have knowledge of the Fund's transactions will not be able to act thereon to the disadvantage of the Fund. The Distributor has its own separate code of ethics. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Fund or the Adviser and persons connected with them.

1.       DEFINITIONS OF TERMS USED

         (a)      "Adviser" means Optimum Investment Advisors L.P.

         (b)      "Distributor" means Dreher & Associates, Inc.

         (c)      "Fund" means Universal Capital Investment Trust.

         (d) "Employee" means any person employed by the Adviser, whether on a full or part-time basis, and all officers, shareholders and directors of the Adviser.

         (e) "Person" means any officer, trustee, director or employee of the Fund, or officer, director or employee of the Adviser.

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         (f)      "Investment department personnel" means (i) all employees who work in the investment department of the Adviser, including portfolio managers, research analysts, trading personnel and staff and (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund..

         (g) "Disinterested Trustee" means any trustee of the Fund who is not affiliated with the Adviser or the Distributor, is not an officer of the Fund or five percent shareholder of the Fund, and is not otherwise an "interested person" of the Fund as defined in the Investment Company Act of 1940.

         (h) "Beneficial interest" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Employee will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by the Employee, the Employee's spouse, all members of the Employee's immediate family and adults sharing the same household with the Employee (other than mere roommates) and all minor children of the Employee and in all accounts subject to their direct or indirect influence or control (except for the Fund or a third party client) and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement. Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Adviser's Compliance Officer.

         (i) "Personal benefit" includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for the Fund or any third party client of the Adviser.

         (j) "Covered security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include securities which are direct obligations of the Government of the United States, shares of registered open-end

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                  investment companies, bankers' acceptances, bank certificates of deposit, commercial paper or other high quality short-term debt instruments including repurchase agreements. 1/

         (k) The "Ethics Committee" shall consist of three or more senior persons of the Adviser.

         (l) "Considering for purchase or sale" shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made and communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

         (m) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (n) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

2.       TRANSACTIONS WITH CLIENTS

         No Person shall sell to, or purchase from, the Fund any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of the Fund.

3.       DISCLOSURE OF INFORMATION

         (a) No Person shall discuss with or otherwise inform others of any actual or contemplated security transaction by the Fund except in the performance of employment duties or in an official capacity and then only for the benefit of the Fund, and in no event for personal benefit or for the benefit of others.

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1/Section 2(a)(36) of the Investment Company Act of 1940 defines "security" to mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest of participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral right, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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         (b)      No Person shall release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in Fund investments, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the declaration of trust, by-laws, rules and regulations, contracts or similar documents governing the operations of the Fund.

4.       PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

         No Person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with the Fund, except those usual and normal benefits directly provided by the Fund.

         No Person shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such Person and the Fund. In addition, investment department personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer of the Adviser.

5.       CONFLICTS OF INTEREST

         If any Person is aware of a personal interest that is, or might be, in conflict with the interest of the Fund, that Person should disclose the situation or transaction and the nature of the conflict to the Ethics Committee for appropriate consideration.

6.       SERVICE AS A DIRECTOR

         No Person shall serve on the board of directors of a for-profit corporation, business trust or similar business entity, whether or not their securities are publicly traded, absent prior authorization by the Ethics Committee based upon a determination that the board service would be consistent with the interests of the Fund and that adequate procedures exist to ensure isolation from those making investment decisions.

7.       INSIDE INFORMATION

         Securities laws and regulations prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities. Inside information obtained by any Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted.

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Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Fund or the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer of the Adviser.

         Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

         Fund and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

8.       RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

         No Person shall knowingly take advantage of a corporate opportunity of the Fund for personal benefit, or take action inconsistent with such Person's obligations to the Fund. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any Person's position of trust and responsibility. The following rules apply to all accounts in which a Person has a beneficial interest:

         (a)      ALL EMPLOYEES:

                  (1) Any transaction in a covered security in anticipation of a Fund's transaction ("frontrunning") is prohibited.

                  (2) No Employee shall purchase or sell any covered security which such Employee knows or has reason to believe that the Adviser, either is purchasing or selling, or is considering for purchase or sale, for the Fund until either the Fund's transactions have been completed or consideration of such transaction is abandoned.

                  (3) Any transaction in a covered security on the same day as any investment or sale by the Fund is prohibited.

                  (4) Any transaction in a covered security on the same day as any investment or sale by the Fund that is the reverse of the Fund's transaction (e.g., a sale by an Employee on the same day as a purchase by the Fund) is prohibited.

         (b)      INVESTMENT DEPARTMENT PERSONNEL (PRIVATE PLACEMENTS AND IPOS):
                  In addition to (a) above, no investment department personnel shall purchase securities in an Initial Public Offering or Limited Offering without the prior consent of the Ethics Committee. Consideration will be given to whether or not the opportunity should be reserved for the Fund.

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         (c)      PORTFOLIO MANAGERS: In addition to (a) and (b) above, no Fund portfolio manager may buy or sell a covered security within seven calendar days before or after the Fund portfolio that he or she manages trades in the security, excluding common stocks of the 100 largest capitalized companies in the United States.

         (d) DISINTERESTED TRUSTEES: No Disinterested Trustee shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Trustee knows or has reason to believe that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Fund, until such time as the Fund's transactions have been completed or consideration of such transaction is abandoned.

         (e) RELATED INSTRUMENTS: When anything in this paragraph 8 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities based futures contracts, and any securities convertible into or exchangeable for such security.

         (f) PROFIT SHARING PLANS: Profit sharing and other qualified plans for Employees shall be treated for purposes of this Code as being subject to the restrictions applicable to Employees in subsection (a) above, provided that Fund portfolio managers (in the aggregate) have less than a 5% beneficial interest in the fund and the fund is not managed by a Fund portfolio manager. Limited Offering securities and Initial Public Offering securities may not be purchased for profit sharing plans and other savings plans without the prior consent of the Ethics Committee.

         (g) DISGORGEMENT: Any Employee who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

         (h)      EXCEPTIONS:

                  (1) Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans, certain personal trusts or where it is determined that the purchase or sale is not inconsistent with this Code of Ethics or the provisions of Rule 17j-1, application for an exception may be made in advance to the Ethics Committee, which application may be granted or denied. To request Ethics Committee consideration of an exception, submit a written request containing details on your circumstances, reasons for the exception and exception requested.

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                  (2)      This paragraph 8 shall not apply to non-volitional
                           purchases and sales, such as dividend reinvestment programs or "calls" or redemptions of securities.

                  (3) This paragraph 8 shall not apply to transactions in an account in which an Employee has a beneficial interest that are the result of periodic automatic rebalancing of that account in order to bring the account into conformance with a model portfolio.

9.       PROCEDURES FOR EMPLOYEES

         Each Person must follow these procedures for all securities or accounts in which he or she has a beneficial interest:

         (a)      PRECLEARANCE - ALL EMPLOYEES:

                  (1) Each Employee shall pre-clear trades in any covered security.

                  (2) Each Employee who wishes to purchase or sell a covered security must call the Adviser's Compliance Officer to determine whether the trade is prohibited. If the trade is not prohibited, such preclearance is valid only for that day. If the trade is prohibited, such Employee must continue calling until the trade is no longer prohibited. Even if a trade is precleared, it remains the Employee's responsibility to ensure that such person's trading activity is in compliance with this Code of Ethics and all securities laws.

                  (3) The placement of a limit order (a request that a broker buy or sell at a given price) must be done in conjunction with pre-clearance procedures. When a limit order is outstanding, an Employee must continue to pre-clear his or her trade on a daily basis. If an Employee is not able to preclear a limit order trade on a daily basis, he or she must remove the limit order.

         (b)      REPORTS - ALL EMPLOYEES:

                  (1) Broker confirms and statements: Each Employee must provide to the Adviser's Compliance Officer all securities or commodities brokerage accounts in which that Employee has a beneficial interest. Each Employee shall cause to be provided to the Adviser's Compliance Officer on a monthly basis copies of statements for all securities and commodities accounts and transactions in which that Employee has a beneficial interest.

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                  (2)      Transaction reports: To the extent that a security
                           transaction in which an Employee has any beneficial interest or ownership is not reported on the monthly statements, such transaction must be reported to the Adviser's Compliance Officer.

                           All such reports shall be in writing, to the Adviser's Compliance Officer, shall be made within ten days after the close of the quarter in which such purchase or sale was effected, and shall set forth the title of the security, the interest rate and maturity (if applicable), the date and nature of the transaction, the number or amount of securities involved, the purchase or sale price, the broker/dealer or bank through whom the transaction was effected and the extent of such Employee's interest in the transaction.

                  (3) Holdings Reports: All Employees also must disclose in writing to the Ethics Committee all personal securities holdings within ten days of commencement of employment and thereafter within ten days of each calendar year end.

                           All such reports shall be in writing, to the Adviser's Compliance Officer, and shall set forth the title of the security, the number or amount of securities involved, the names of any broker/dealer or bank through whom a securities account is maintained, and the date of the report. All such information shall be current within 30 days of the date of submission.

                  (4) The Adviser and Fund shall identify all Persons who are under a duty to make reports to such entities pursuant to this paragraph 9 and shall inform such Persons of such duty.

                  (5) The Adviser's Compliance Officer or his designee shall be responsible for implementing compliance procedures to review reports made pursuant to this paragraph 9. Reports submitted by the Compliance Officer or his designee shall be reviewed by a management or compliance officer senior to such person. Reports submitted to the Adviser's Compliance Officer are deemed to be filed with the Fund.

         (c)      EXCEPTIONS:

                  (1) This paragraph 9 shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions or transactions involving securities excluded from the definition of covered security.

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                  (2)      This paragraph 9 shall not apply to any
                           "Disinterested Trustee," except that if a Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Trustee, should have known that during the 15-day period immediately preceding or after the date of a transaction in a security by the Disinterested Trustee such security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund or the Adviser, then such Disinterested Trustee must report such transaction in accordance in the requirements of paragraph 9(b)(2) and each Disinterested Trustee shall report quarterly whether he or she had any reportable transactions.

10.      ETHICS COMMITTEE

         The Ethics Committee will take whatever action it deems necessary with respect to any officer, director or employee of the Adviser or Fund who violates any provision of this Code of Ethics. Any information received by the Ethics Committee relating to questionable practices or transactions by a Disinterested Trustee of the Fund, shall immediately be forwarded to the Audit Committee of the Fund for that Committee's consideration and such action as it, in its sole judgment, shall deem warranted.

11.      RESEARCH REPORTS

         The fact that a security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the security is under consideration for purchase or sale. No Person shall be considered as knowing, nor be said to be in a position of knowing, that a security was under consideration for purchase or sale or that such security had been purchased or sold solely on the basis of receipt of a research report thereon.

12.      CONDITION OF EMPLOYMENT OR SERVICE

         All Persons shall conduct themselves at all times in the best interests of the Fund. Compliance with the Code of Ethics shall be a condition of employment or continued affiliation with the Fund or the Adviser and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Persons shall certify annually to the Ethics Committee that they have read and agree to comply in all respects with this Code of Ethics and that they have disclosed or reported all personal securities transactions, holding and accounts required to be disclosed or reported by this Code of Ethics.

13.      MISCELLANEOUS

         (a) The Board of Trustees of the Fund shall approve this Code of Ethics within the time frames required under Rule 17j-1. All material changes


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                  to such code shall be approved within six months of such
                  change.

         (b) The Ethics Committee shall make a report to the Fund's Board no less frequently than annually that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year, describes any material issues arising under the code or such procedures since the last report; identifies material conflicts that arose during the year, and identifies any recommended changes based on the companies' experiences under the code. Such report shall include any certifications required by Rule 17j-1.

         (c) The Distributor shall provide a report to the Fund's Board, no less frequently than annually, that is consistent with paragraph 13(b).

14.      RECORDKEEPING

         The Adviser shall maintain the following records, on its own behalf and on behalf of the Fund, in the manner specified:

         (a) A copy of this Code, or any amendment thereof, which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place.

         (b) A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         (c) A copy of each transaction and holding report made pursuant to paragraph 9 shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         (d) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         (e) A list of the names of all persons who are, or within the past five years have been, responsible for reviewing the reports filed pursuant to paragraph 9 of this Code shall be maintained in an easily accessible place.

         (f) A record of any approvals granted pursuant to paragraph 8(b) of this Code shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.

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         (g)      A copy of each trustee report made pursuant to paragraph 13 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

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I acknowledge that I have read the Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics.

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             Date                                    Signature